                                            REGISTRATION NO. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER

                           THE SECURITIES ACT OF 1933
                            ------------------------
                            NATIONAL RURAL UTILITIES
                        COOPERATIVE FINANCE CORPORATION
             (Exact name of registrant as specified in its charter)

                DISTRICT OF COLUMBIA                                       52-089-1669
           (State or other jurisdiction of                    (I.R.S. Employer Identification No.)
           incorporation or organization)
                                           2201 COOPERATIVE WAY
                                          HERNDON, VIRGINIA 20171
                                              (703) 709-6700
                            (Address, including zip code, and telephone number,
                     including area code, of registrant's principal executive offices)
                                      JOHN JAY LIST, GENERAL COUNSEL
                         NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION
                                           2201 COOPERATIVE WAY
                                          HERNDON, VIRGINIA 20171
                                              (703) 709-6700
                         (Name, address, including zip code, and telephone number,
                                including area code, of agent for service)
                                                COPIES TO:
               MARK L. WEISSLER, ESQ.                                 THOMAS R. BROME, ESQ.
         MILBANK, TWEED, HADLEY & MCCLOY LLP                         CRAVATH, SWAINE & MOORE
               1 CHASE MANHATTAN PLAZA                                  825 EIGHTH AVENUE
              NEW YORK, NEW YORK 10005                              NEW YORK, NEW YORK 10019
                   (212) 530-5446                                        (212) 474-1000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions.

    IF THE ONLY SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED PURSUANT TO DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [ ]

    IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR INTEREST REINVESTMENT PLANS, PLEASE CHECK THE FOLLOWING BOX. [X]

    IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, PLEASE CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

    IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(C) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [ ]

    IF DELIVERY OF THE PROSPECTUS IS EXPECTED TO BE MADE PURSUANT TO RULE 434, PLEASE CHECK THE FOLLOWING BOX. [ ]

                        CALCULATION OF REGISTRATION FEE
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--------------------------------------------------------------------------------

                                                             PROPOSED MAXIMUM      PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF            AMOUNT TO BE        OFFERING PRICE           AGGREGATE               AMOUNT OF
      SECURITIES TO BE REGISTERED        REGISTERED(1)         PER UNIT(2)         OFFERING PRICE(2)      REGISTRATION FEE(3)
-----------------------------------------------------------------------------------------------------------------------------
Collateral trust bonds.................  $1,000,000,000            100%             $1,000,000,000             $264,000
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) Expressed as the principal amount of Collateral Trust Bonds.
(2) Estimated solely for purposes of calculating the registration fee.
(3) This registration statement includes an additional $175,000,000 of collateral trust bonds previously registered on Form S-3 (Registration No. 333-68645). A filing fee of $48,650 associated with these securities was previously paid upon filing of such registration statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
    PURSUANT TO RULE 429 OF THE COMMISSION UNDER THE SECURITIES ACT OF 1933, THE WITHIN PROSPECTUS RELATES TO DEBT SECURITIES REGISTERED HEREBY AND TO DEBT SECURITIES PREVIOUSLY REGISTERED BY REGISTRATION STATEMENT NO. 333-68645.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                      SUBJECT TO COMPLETION, MAY   , 2000

                                   #CFC LOGO#

                            National Rural Utilities
                        Cooperative Finance Corporation

                                 $1,175,000,000

                             Collateral Trust Bonds

                            ------------------------

We plan to issue from time to time up to $1,175,000,000 of collateral trust bonds. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplements carefully.

                            ------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                            ------------------------

This prospectus may not be used to consummate sales of collateral trust bonds unless accompanied by a prospectus supplement.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS MAY 31, 2000

                   WHERE YOU CAN FIND MORE INFORMATION ABOUT
            NATIONAL RURAL UTILITIES COOPERATIVE FINANCE CORPORATION

     National Rural Utilities Cooperative Finance Corporation ("CFC") files annual, quarterly and current reports and other information with the SEC. You may read and copy any document CFC files at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. CFC's SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows the incorporation by reference of information filed in other documents into this prospectus, which means that CFC can disclose information important to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and later information filed with the SEC will update and supersede this information. CFC incorporates by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

          - Annual Report on Form 10-K for the year ended May 31, 1999;

          - Current Reports on Form 8-K dated June 10, 1999, October 13, 1999, February 10, 2000 and May 8, 2000;

          - Quarterly Reports on Form 10-Q for the quarters ended August 31, 1999, November 30, 1999 and February 29, 2000.

     You may request a copy of these filings, at no cost, by writing to or telephoning us at the following address:

         Steven L. Lilly
        Senior Vice President and Chief Financial Officer
        National Rural Utilities Cooperative Finance Corporation
        Woodland Park, 2201 Cooperative Way
        Herndon, VA 20171-3025
        (703) 709-6700

                             ---------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE AUTHORIZED NO ONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF THE DOCUMENT. WE ARE NOT MAKING AN OFFER OF THESE DEBT SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED.

                                      CFC

     CFC was incorporated as a private, not-for-profit cooperative association under the laws of the District of Columbia in 1969. CFC's principal purpose is to provide its members with a source of financing to supplement the loan program of the Rural Utilities Service ("RUS") (formerly the Rural Electrification Administration) of the United States Department of Agriculture. CFC makes loans primarily to its rural utility system members to enable them to acquire, construct and operate electric distribution, generation, transmission and related facilities. CFC also makes loans to service organization members to finance office buildings, equipment, related facilities and services provided by them to the rural utility systems. CFC has also provided guarantees for tax-exempt financing of pollution control facilities and other properties constructed or acquired by its members, and in addition has provided loans or guarantees through National Cooperative Services Corporation in connection with certain lease transactions of its members. Also, through Rural Telephone Finance Cooperative, a controlled affiliate of CFC established in 1987, CFC provides financing to rural telephone and telecommunications companies and their affiliates. In addition, through Guaranty Funding Cooperative, a controlled affiliate of CFC established in 1991, CFC provides financing for members to refinance their debt to the Federal Financing Bank of the United States Treasury. CFC's offices are located at Woodland Park, 2201 Cooperative Way, Herndon, VA 20171-3025 and its telephone number is (703) 709-6700.

     CFC's 1,057 members as of May 31, 1999 included 908 utility members, virtually all of which are consumer-owned cooperatives, 76 service members and 73 associate members. The utility members included 838 distribution systems and 70 generation and transmission systems operating in 48 states and U.S. territories.

     CFC's long-term loans to rural utility system members generally have 35-year maturities. CFC makes loans directly to members or in conjunction with concurrent RUS loans. Loans made to members that do not also have RUS loans are generally secured by a mortgage or substantially all the rural utility system member's property, including revenues. Loans made to members that also have RUS loans are generally secured ratably with RUS's loans by a common mortgage on substantially all the rural utility system member's property, including revenues. Interest rates on these loans are either fixed or variable. Fixed rates are offered daily based on the overall cost of long-term funds and may be obtained for any period from one to 35 years. Variable rates are adjusted monthly in line with changes in the cost of short-term funds.

     CFC makes short-term line-of-credit loans and intermediate-term loans with up to five-year maturities. CFC makes these loans on either a secured or an unsecured basis. CFC has the right to adjust the rates on these loans semi-monthly in line with changes in the short-term cost of funds. The intermediate-term loans are generally made to power supply systems in connection with the planning and construction of new generating plants and transmission facilities.

     CFC also makes loans to telecommunication systems through Rural Telephone Finance Cooperative. These loans are long-term fixed or variable rate loans with maturities not exceeding 15 years and short-term loans.

     At February 29, 2000, CFC had a total of $15,811.8 million of loans outstanding and $1,701.4 million of guarantees outstanding.

     CFC's guarantees are senior obligations ranking on a par with its other senior debt. Even if the system defaults in payment of the guaranteed obligations, the debt cannot be accelerated as long as CFC pays the debt service under its guarantee as due. The system is generally obligated to reimburse CFC on demand for amounts paid on the guarantee, and this obligation is usually secured by a mortgage, often joint with RUS, on the system's property or, in the case of a lease transaction, on the leased property. Holders of $925.0 million of the guaranteed pollution control debt at February 29, 2000 had the right at certain times to tender their bonds for remarketing, and, if they cannot otherwise be remarketed, CFC has committed to purchase bonds so tendered.

     By policy, CFC maintains an allowance for loan losses at a level believed to be adequate in relation to the quality and size of its loans and guarantees outstanding. At February 29, 2000, the allowance was $229.6 million. At February 29, 2000, CFC's ten largest borrowers had outstanding loans totaling $2,939 million, which represented approximately 19% of CFC's total loans outstanding. As of February 29, 2000, outstanding guarantees for these same ten largest borrowers totaled $663 million, which represented 39% of CFC's total guarantees outstanding, including guarantees of the maximum amounts of lease obligations at such date. On that date, no member had loans and guarantees outstanding in excess of 3.8% of the aggregate amount of CFC's outstanding loans and guarantees. However, one of the ten largest borrowers, Deseret Generation & Transmission Co-operative, was operating under a restructuring agreement. At May 31, 1999, loans outstanding to Deseret accounted for 4.2% of total loans outstanding. Guarantees outstanding for Deseret accounted for 4.0% of total guarantees outstanding.

     CFC's fixed charge coverage ratio was as follows for the periods indicated:

   NINE MONTHS
      ENDED
  FEBRUARY 29,                         YEAR ENDED MAY 31,
-----------------       ------------------------------------------------
2000         1999       1999       1998       1997       1996       1995
----         ----       ----       ----       ----       ----       ----
1.13         1.12       1.12       1.12       1.12       1.12       1.13

     Margins used to compute the fixed charge coverage ratio represent net margins before extraordinary loss resulting from redemption premiums on bonds plus fixed charges. The fixed charges used in the computation of the fixed charge coverage ratio consist of interest and amortization of bond discount and bond issuance expenses.

                                USE OF PROCEEDS

     Unless otherwise specified in a prospectus supplement, CFC will add the net proceeds from the sale of the debt securities to the general funds, which will be used to make loans to members, repay short-term borrowings, refinance existing long-term debt and for other corporate purposes. CFC expects to incur additional indebtedness from time to time, the amount and terms of which will depend upon the volume of its business, general market conditions and other factors.

                         SUMMARY FINANCIAL INFORMATION

     The following is a summary of selected financial data for each of the five years ended May 31, 1999.

                                    1999          1998          1997         1996         1995
                                    ----          ----          ----         ----         ----
                                                  (DOLLAR AMOUNTS IN THOUSANDS)
For the year ended May 31:
Operating income...............  $   790,803   $   637,573   $  564,439   $  505,073   $  440,109
                                 ===========   ===========   ==========   ==========   ==========
Operating margin...............  $    74,717   $    54,411   $   51,530   $   46,857   $   41,803
Nonoperating income............        1,722         2,611        3,206        3,764        3,409
Gain on sale of land...........           --         5,194           --           --           --
Extraordinary loss(A)..........           --            --           --       (1,580)          --
                                 -----------   -----------   ----------   ----------   ----------
Net margins....................  $    76,439   $    62,216   $   54,736   $   49,041   $   45,212
                                 ===========   ===========   ==========   ==========   ==========
Fixed charge coverage
  ratio(A).....................         1.12          1.12         1.12         1.12         1.13
                                 ===========   ===========   ==========   ==========   ==========
As of May 31:
Assets.........................  $13,925,252   $10,682,888   $9,057,495   $8,054,089   $7,080,789
                                 ===========   ===========   ==========   ==========   ==========
Long-term debt(B)..............  $ 6,891,122   $ 5,024,621   $3,596,231   $3,682,421   $3,423,031
                                 ===========   ===========   ==========   ==========   ==========
Quarterly income capital
  securities...................  $   400,000   $   200,000   $  125,000   $       --   $       --
                                 ===========   ===========   ==========   ==========   ==========
Members' subordinated
  certificates.................  $ 1,239,816   $ 1,229,166   $1,212,486   $1,207,684   $1,234,715
                                 ===========   ===========   ==========   ==========   ==========
Members' equity................  $   296,481   $   279,278   $  271,594   $  269,641   $  270,221
                                 ===========   ===========   ==========   ==========   ==========
Leverage ratio(C)..............         7.00          6.37         5.84         5.69         5.13
                                 ===========   ===========   ==========   ==========   ==========
Debt to equity ratio(D)........         5.52          4.51         3.97         3.63         3.01
                                 ===========   ===========   ==========   ==========   ==========

---------------
(A) Extraordinary loss for the year ended May 31, 1996 represents premiums in connection with the prepayment of collateral trust bonds. Margins used to compute the fixed charge coverage ratio represent net margins before extraordinary loss plus fixed charges. The fixed charges used in the computation of the fixed charge coverage ratio consist of interest and amortization of bond discount and bond issuance expenses.

(B) Includes commercial paper reclassified as long-term debt and excludes $983.0 million, $327.3 million, $268.7 million, $351.5 million and $262.7 million in long-term debt that comes due, matures and/or will be redeemed early during fiscal years 2000, 1999, 1998, 1997 and 1996, respectively.

(C) In accordance with CFC's revolving credit agreements, the leverage ratio is calculated by dividing debt and guarantees outstanding, excluding quarterly income capital securities ("QUICS") and debt used to fund loans guaranteed by the U.S. Government, by the total of QUICS, members' subordinated certificates and members' equity.

(D) The debt to equity ratio is calculated by dividing debt outstanding, excluding QUICS and debt used to fund loans guaranteed by RUS, by the total of QUICS, members' subordinated certificates, members' equity and the loan and guarantee loss allowance.

     CFC has had outstanding guarantees for its members' indebtedness in each of the fiscal years shown above. Members' interest expense on such indebtedness was approximately $73.5 million for the year ended May 31, 1999.

     CFC does not have outstanding any common stock and does not pay dividends. CFC allocates its net margin to its members in the form of patronage capital certificates on an annual basis. Under current policies, CFC retires patronage capital certificates 70% during the next fiscal year, and expects to retire the remaining 30% after 15 years. All retirements of patronage capital certificates are subject to approval by the Board of Directors, if permitted by CFC's contractual obligations and to the extent that the Board of Directors in its discretion may determine from time to time that the financial condition of CFC will not be impaired as a result.

                                 CAPITALIZATION

     The following table shows the capitalization of CFC as of February 29, 2000.

                                                              (DOLLARS IN
                                                              THOUSANDS)
Senior debt:
  Short-term debt(A)........................................  $6,601,707
  Long-term debt(A).........................................   7,312,453
                                                              ----------
          Total senior debt(B)..............................  13,914,160
                                                              ----------
Subordinated debt and members' equity:
  Deferrable subordinated debt(C)...........................     400,000
  Members' subordinated certificates(D).....................   1,299,101
  Members' equity(E)........................................     310,128
                                                              ----------
          Total capitalization..............................  $15,923,389
                                                              ==========

------------
(A) At February 29, 2000, CFC short-term indebtedness is used to fund CFC's short-, intermediate- and long-term variable rate loans, as well as its long-term fixed rate loans on a temporary basis. It generally consists of commercial paper with maturities of up to nine months. To support its own commercial paper and its obligations with respect to tax-exempt debt issued on behalf of members, CFC had at February 29, 2000, bank revolving credit agreements providing for borrowings aggregating up to $5,492.5 million. CFC may borrow under the revolving credit agreements only if it continues to meet conditions, including maintenance of members' equity and members' subordinated certificates of at least $1,373.9 million increased each fiscal year by 90% of net margins not distributed to members and an average fixed charge coverage ratio over the six most recent fiscal quarters of at least
    1.025. The revolving credit agreements also require a fixed charge coverage ratio of 1.05 for the preceding fiscal year as a condition to the retirement of patronage capital and prohibit CFC from pledging collateral in excess of 150% of the principal amount of collateral trust bonds outstanding. Commercial paper in the amount of $2,402.5 million, which is supported by a five-year revolving credit agreement, is shown as long-term debt. Long-term debt also includes CFC's outstanding collateral trust bonds and medium-term notes.

(B) At February 29, 2000 CFC had outstanding guarantees of tax-exempt securities issued on behalf of members in the aggregate amount of $1,030.4 million. Guaranteed tax-exempt securities include $925.0 million of long-term adjustable or floating/fixed rate pollution control bonds which are required to be remarketed at the option of the holders. CFC has agreed to purchase any such bonds that cannot be remarketed. At February 29, 2000, CFC had guaranteed its members' obligations in connection with certain lease transactions and other debt in the amount of $671.0 million.

(C) As of February 29, 2000, CFC had issued a total of $400.0 million of deferrable subordinated debt in the form of QUICS. QUICS are subordinate and junior in right of payment to senior indebtedness. CFC has the right at any time and from time to time during the term of the QUICS to defer the payment of interest for up to 20 consecutive quarters.

(D) Subordinated certificates are subordinated obligations purchased by members as a condition of membership and in connection with CFC's extension of long-term credit to them. Those issued as a condition of membership, $642.0 million at February 29, 2000, generally mature 100 years from issuance and bear interest at 5% per annum. The others either mature 46 to 50 years from issuance, or mature at the same time as, or amortize proportionately with, the credit extended, and either are non-interest bearing or bear interest at varying rates.

(E) CFC allocates its net margins among its members in proportion to interest earned from such members. The current policy of CFC is to return the amounts so allocated to its members 70% in the following year and the remaining 30% after 15 years with due regard for CFC's financial condition. The unretired allocations for fiscal years 1988-1993 are being retired over the 15-year period from 1994 through 2008. The current policy of RTFC is to retire 70% of current year's margins within 8 1/2 months of the end of the fiscal year with the remainder to be retired at the discretion of RTFC's Board of Directors. The current policy of GFC is to retire 100% of current year's margins shortly after the end of the fiscal year.

                              DESCRIPTION OF THE BONDS

GENERAL

     The bonds will be issued under an indenture between CFC and US Bank National Association or other trustee to be named, as trustee, dated as of February 15, 1994. The statements in this prospectus concerning the indenture, one or more supplemental indentures, board resolutions or officer's certificates establishing the securities and the securities are merely an outline and do not purport to be complete.

     Reference is made to the prospectus supplement relating to any particular issue of offered bonds for the following terms:

     - the title and limit on aggregate principal amount of the bonds,

     - the persons to whom interest on the bonds is payable, if other than the persons in whose names the bonds are registered,

     - the date or dates on which the bonds will mature,

     - the annual rate or rates, if any, at which such bonds will bear interest or any method by which such rate or rates will be determined,

     - the date or dates from which the interest will accrue and the date or dates at which interest will be payable,

     - the place where payments may be made on the bonds,

     - any redemption or sinking fund terms,

     - the denominations in which the bonds will be issuable if other than $1,000 and any integral multiple thereof,

     - the coin or currency in which payment of the principal of and premium and interest on the bonds will be payable (if other than the coin or currency in which the bonds are denominated), and, if to be payable in a coin or currency other than that in which the bonds are denominated, the period or periods within which, and the terms and conditions upon which, the election may be made, and if denominated or payable in any coin or currency, including composite currencies, other than U.S. dollars, the method by which the bonds will be valued,

     - if the principal of or premium or interest on the bonds are to be payable in securities or other property at the election of CFC or a holder, the type and amount of the securities or other property, or the method by which the amount will be determined, and the periods within which, and the terms and conditions on which, any election may be made,

     - if the amount payable in respect of principal of or any premium or interest on such bonds may be determined with reference to an index, the manner in which the amounts will be determined,

     - if other than the principal amount of the bonds, the portion of the principal amount of the bonds payable upon declaration of the acceleration of the maturity,

     - the terms, if any, on which bonds may be converted into or exchanged for securities of CFC or any other person,

     - if the bonds are to be issued in global form, the depositary with respect to the global bond or bonds and any limitations on the rights of the holders of the bonds to transfer or exchange them or to obtain the registration of transfer or to obtain certificates in definitive form in lieu of temporary form,

     - if the bonds are to be issuable as bearer securities, any and all incidental matters,

     - the right of CFC to limit or discharge the indenture as to the bonds,

     - whether and under what circumstances CFC will pay additional amounts on the bonds held by a person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether and on what terms CFC will have the option to redeem the bonds rather than pay the additional amounts, and

     - any other terms of the bonds, not inconsistent with the provisions of the indenture. (Section 2.03)

     The bonds may be issued in registered form without coupons, in a form registered as to principal only with or without coupons, in bearer form with or without coupons or any combination thereof. In addition, all or a portion of the bonds may be issued in temporary or definitive global form. Bonds in bearer form are offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions.

SECURITY

     The bonds will be secured, equally with outstanding bonds, by the pledge with the trustee of eligible collateral having an allowable amount of at least 100% of the principal amount of bonds outstanding. The indenture provides that eligible collateral will consist of cash, eligible mortgage notes of distribution system members and permitted investments. The "allowable amount" of cash is 100% thereof, the "allowable amount" of eligible mortgage notes is the amount advanced and not repaid and the "allowable amount" of permitted investments is their cost to CFC (exclusive of accrued interest and brokerage commissions). However, the "allowable amount" of permitted investments traded on a national securities exchange or in any over-the-counter market is their fair market value as determined by CFC. For purposes of the indenture and as used in describing the bonds herein, a "member" is any person which is a member or patron of CFC, and a "distribution system member" is a member 50% or more of whose gross operating revenues are derived from sales of electricity to ultimate consumers. (Sections 1.01 and 3.01)

     As a condition to the authentication and delivery of bonds or to the withdrawal of collateral, and in any event at least once a year, CFC must certify to the trustee that:

          - the allowable amount of eligible collateral pledged under the indenture is at least equal to 100% of the aggregate principal amount of bonds to be outstanding;

          - each eligible mortgage note included in the eligible collateral so certified is an eligible mortgage note of a distribution system member having an equity ratio of at least 20% and an average coverage ratio of at least 1.35; and

          - the aggregate allowable amount of all eligible mortgage notes of any one distribution system member so certified does not exceed 10% of the aggregate allowable amount of all eligible collateral so certified. (Sections 3.01, 6.01 and 7.13)

     CFC is also entitled to the authentication and delivery of bonds on the basis of the retirement of outstanding bonds at their final maturity or by redemption at the option of CFC. (Sections 3.02 and 3.03)

     The indenture provides that bonds may be issued without limitation as to aggregate principal amount, subject to the restriction described under "Restriction on Indebtedness", so long as the allowable amount of eligible collateral pledged under the indenture at least equals the aggregate principal amount of bonds to be outstanding and meets the other requirements set forth herein. (Sections 2.03 and 13.01) "Eligible mortgage note" means a note or bond of a distribution system member which is secured by a mortgage under which no default exists with respect to the covenants required by the indenture to be contained in a mortgage, unless consented to by the mortgagees to the extent permitted in the mortgage and the indenture, and under which no "event of default" as defined in the mortgage shall have occurred and shall have resulted in the exercise of remedies. (Section 1.01)

     "Equity ratio" is determined by dividing the sum of the member's equities and margins at the end of the particular year by the member's total assets and other debts at such date. "Coverage ratio" is determined by dividing the sum of the member's patronage capital and operating margins, non-operating margins-interest, cash received in respect of power supply systems and other capital credits, depreciation and amortization expense and interest expense with respect to long-term debt by the member's long-term debt service obligations in respect of the year. If any portion of the member's long-term debt is refinanced during the year the long-term debt service obligations during the year in respect thereof will be based upon the larger of (x) an annualization of their obligations with respect to the refinancing debt during the portion of the year the refinancing debt is outstanding and (y) the long-term debt service obligations during the following year on the refinancing debt. These terms are determined in accordance with the system of accounting used for RUS reporting, or if the member is not required to maintain its accounts in accordance with the system, then in accordance with generally accepted accounting principles. However, the indenture requires that interest expense and long-term debt service obligations include 33 1/3% of the amount by which (x) rental payments by the member with regard to certain property having an initial cost greater than $250,000 exceed (y) 2% of such member's equities and margins, each in respect of the year. For RUS reporting purposes and for purposes of CFC's calculation of borrowers' ratios, obligations under take-or-pay power contracts, guaranties and other contingent obligations are not considered debt of a member. "Average coverage ratios" are computed by averaging the best two of the three calendar years preceding the date of determination. (Section 1.01) The effect of these provisions is to exclude from the computation of the coverage ratio capital credits except to the extent received by the member in the form of cash.

     The indenture requires that each mortgage securing an eligible mortgage note be a first mortgage on the property then owned or thereafter acquired by the member issuing the note, or, in the case of certain public agency borrowers, on such member's revenues, subject to usual exceptions in mortgages of utility companies. If the mortgage is a common mortgage with RUS or any other lender, the mortgagees must be secured equally and ratably. (Section 1.01 and Schedule
I)There are no requirements in the indenture as to the value of the property subject to the lien of a mortgage.

     The indenture provides that, unless an event of default under the indenture exists, and other than certain limited duties specified in the indenture, the trustee shall have no duties or responsibilities with regard to any mortgage and no responsibilities with regard to the value of any property subject thereto. (Section 4.03)

     "Permitted investments" are defined to include:

     - certain obligations of or guaranteed by the United States and of states and municipalities and agencies thereof which are rated at least AA or equivalent by at least two nationally recognized statistical rating agencies and which mature not more than two years after purchase,

     - certificates of deposit or time deposits of a bank or trust company having at least $500,000,000 of capital and surplus and maturing not more than two years after purchase, and

     - commercial paper of bank holding companies or other corporate issuers other than CFC generally rated in the highest category by at least two nationally recognized statistical rating agencies and maturing not more than one year after purchase. (Section 5.03)

EXERCISE OF RIGHTS

     Until the occurrence of an event of default under the indenture, CFC retains the right to control the exercise of rights and powers under eligible mortgage notes and mortgages pledged under the indenture. (Section 15.01) Mortgages which also secure notes issued to RUS provide that RUS will have the exclusive right for an initial 30-day period to initiate and control enforcement proceedings on behalf of the holders of all the notes secured by the particular mortgage, including those held by the trustee.

RESTRICTION ON INDEBTEDNESS

     CFC may not incur any superior indebtedness or make any optional prepayment on any capital term certificate if, as a result, the principal amount of superior indebtedness outstanding at the time or on any future date, less the principal amount of a government or government insured obligations held by CFC on the determination date, would exceed 20 times the sum of the members' equity in CFC at the time of determination plus the principal amount of capital term certificates outstanding at the time of determination or at such given future date, as the case may be. The principal amounts of superior indebtedness and capital term certificates to be outstanding on any future given date will be computed after giving effect to maturities and sinking fund requirements. (Section 7.11) "Superior indebtedness" means all indebtedness of CFC, including all guarantees by CFC of indebtedness of others except capital term certificates. (Section 1.01). A "capital term certificate" is defined for the purposes of the indenture as a note of CFC substantially in the form of the capital term certificates of CFC outstanding on the date of the indenture and any other indebtedness having substantially similar provisions as to subordination. (Section 1.01). "Government or government insured obligations" means obligations held by CFC which relate to the RUS or successor programs and which are obligations of the United States or any agency thereof or which are guaranteed or insured by the United

States government or any agency thereof. (Section 7.11) As of February 29, 2000, CFC had $15,675.4 million outstanding of superior indebtedness and within the restrictions of the indenture was permitted to have outstanding an additional $24,508.6 million of superior indebtedness.

     Unless an event of default occurs, CFC will be entitled to receive and retain all payments on account of principal, premium and interest on the eligible mortgage notes and permitted investments on deposit with the Trustee. (Section 4.02)

MODIFICATIONS

     Modifications of the provisions of the indenture may be made with the consent of the holders of not less than a majority in aggregate principal amount of the then outstanding bonds, but, without the consent of the holder of each bond affected thereby, no such modification may:

     - effect a reduction, or an extension of the stated time of payment, of the principal of or interest on any bond or of any premium payable on redemption,

     - permit the creation of any prior or equal lien on the securities or other property pledged under the indenture or deprive the holder of any bond of the lien created by the indenture, or

     - reduce the above-stated percentage of holders of bonds whose consent is required to modify the indenture or the percentage of holders of bonds whose consent is required for any waiver under the indenture. (Section 13.02)

     The indenture provides that CFC and the trustee may, without the consent of any holders of bonds:

     - enter into supplemental indentures for the purposes of adding to CFC's covenants,

     - establishing the form or terms of bonds of any series,

     - changing or eliminating any restriction on the manner or place of payment of principal of or interest on bearer bonds, or

     - provided action does not adversely affect the interests of the holders of any series of bonds in any material respect, curing ambiguities or inconsistencies in the indenture or making other provisions with respect to matters arising under the indenture. (Section 13.01)

WAIVER OF CERTAIN COVENANTS

     The indenture provides that CFC may omit to comply with restrictive covenants including that described above under "Restriction on Indebtedness" if the holders of not less than a majority in principal amount of all series of bonds at the time outstanding affected thereby (acting as one class) waive compliance with the restrictive covenants. (Section 7.16)

EVENTS OF DEFAULT

     Each of the following will constitute an event of default under the indenture with respect to the securities of any series:

     - failure to pay interest on any bonds for 30 days after the bond becomes due and payable,

     - failure to pay principal or premium, if any, on any bonds at their maturity or upon redemption,

     - default in the making of any sinking fund payment on any bonds which provide for mandatory sinking fund payments,

     - default in the performance of specified covenants in the indenture for 60 days after such default is known to any officer of CFC, including the restriction on indebtedness and the covenant to maintain eligible collateral outlined above,

     - failure to perform any other covenant in the indenture for 60 days after notice from the trustee to CFC or from holders of at least 25% in principal amount of bonds outstanding to the trustee, and

     - specified events of bankruptcy, reorganization or insolvency. (Section 9.01)

     CFC is required to file with the trustee annually a written statement as to CFC's compliance with the conditions and covenants under the indenture. (Section 7.15) In case an event of default should occur and be continuing, the trustee or the holders of at least 25% in principal amount of the bonds then outstanding may declare the principal of the bonds to be due and payable. Each declaration may, under certain circumstances, be rescinded by the holders of a majority in principal amount of the bonds at the time outstanding. (Section 9.02)

     Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the bonds, unless the holders have offered to the trustee reasonable security or indemnity. Subject to the provisions for indemnification and certain limitations contained in the indenture, the holders of a majority in principal amount of the bonds will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. The trustee is not required to expend or risk its own funds or incur financial liability if it has reasonable ground for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it. (Sections 9.08, 10.01 and 10.03)

     The indenture provides that on receipt by the trustee of notice of an event of default, declaring an acceleration or directing the time, method or place of conducting a proceeding at law if an event of default has occurred and is continuing, the trustee shall, with respect to any series of bonds represented by a global bond or bonds, and may, with respect to any other series of bonds, establish a record dated for the purpose of determining holders of outstanding bonds of the series entitled to join in the notice. (Section 9.01)

SATISFACTION AND DISCHARGE; DEFEASANCE

     At the request of CFC, the indenture will cease to be in effect as to CFC, except for certain obligations to register the transfer or exchange of bonds and hold moneys for payment in trust with respect to the bonds when the principal of and interest on bonds and coupons, if any, have been paid and/or CFC has deposited with the trustee, in trust, money and U.S. government obligations, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay all the principal of, and interest on, the bonds in accordance with the terms of the bonds, or such bonds or coupons are deemed paid and discharged in the manner described in the next paragraph. (Section 14.01)

     Unless the prospectus supplement relating to the offered bonds provides otherwise, CFC at its option will be discharged from any and all obligations in respect of the offered bonds, except for certain obligations to register the transfer or exchange of bonds, replace stolen, lost or mutilated bonds and coupons, maintain paying agencies and hold moneys for payment in trust or need not comply with certain restrictive covenants of the indenture, in each case after CFC deposits with the trustee, in trust, money, and, in the case of bonds and coupons denominated in a foreign currency, foreign government securities, which through the payment of interest and principal in accordance with their terms will provide money in an amount sufficient to pay in the currency, currencies or currency unit or units in which the offered bonds are payable all the principal of, and interest on, the offered bonds on the dates payments are due in accordance with the terms of the offered bonds. Among the conditions to CFC's exercising any option, CFC is required to deliver to the trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of the offered bonds to recognize income, gain or loss for United States federal income tax purposes and that the holders will be subject to United States federal income tax in the same amounts, in the same manner and at the same times as would have been the case if such deposit and related defeasance has not occurred. (Section 14.02)

     At the request of CFC, the trustee will deliver or pay to CFC any U.S. government obligations, foreign government securities or money deposited, for the purposes described in the preceding two paragraphs, with the trustee by CFC and which, in the opinion of a nationally-recognized firm of independent public accountants, are in excess of the amount which would then have been required to be deposited for such purposes. In addition, the trustee, in exchange for other U.S. government obligations, foreign government securities or money, will deliver or pay to CFC, at CFC's request, U.S. government obligations, foreign government securities or money deposited with the trustee for the purposes described in the preceding two paragraphs, so long as in the opinion of a nationally-recognized firm of independent public accountants, immediately after the exchange the obligations, securities or money then held by the trustee will be in the amount as would then have been required to be deposited with the trustee for these purposes. (Section 14.02)

                    LIMITATIONS ON ISSUANCE OF BEARER BONDS

     Under U.S. federal tax laws, certain limitations on offers, sales and delivery apply to bearer bonds. These limitations, as well as additional information regarding the U.S. federal income tax consequences in respect of a bearer bond, will be set forth in any prospectus supplement providing for the issuance of bearer bonds.

                             UNITED STATES TAXATION

     The following is a summary of the principal U.S. federal income tax consequences of the acquisition, ownership and disposition of registered bonds. The summary reflects present law, which is subject to prospective and retroactive changes. It is not intended as tax advice, and it does not describe all of the tax considerations that may be relevant to a prospective purchaser. The summary addresses only original purchasers of the bonds that hold the bonds as capital assets. Except as specifically set forth herein, it does not address U.S. federal income tax issues relevant to purchasers subject to special rules, such as banks, securities dealers, life insurance companies, controlled foreign corporations, persons holding bonds as part of a hedge, "straddle," conversion transaction or other integrated transaction or persons having a functional currency other than the U.S. dollar. The summary does not consider the tax consequences of bonds with terms other than those described in this prospectus. PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR TAX ADVISERS ABOUT THE TAX CONSEQUENCES OF AN INVESTMENT IN THE BONDS UNDER THE LAWS OF THE UNITED STATES AND OTHER JURISDICTIONS WHERE PURCHASERS ARE SUBJECT TO TAXATION.

     For the purposes of this discussion, "U.S. holder" means (i) a beneficial owner of the bonds that is a citizen or resident of the United States, a corporation or partnership (including an entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, a trust subject to the control of a United States person and the primary supervision of a United States court, or an estate the income of which is subject to U.S. federal income taxation regardless of its source or (ii) any other beneficial owner as to which income from the bonds is effectively connected with the conduct of a trade or business within the United States. The term "Non-U.S. holder" refers to any beneficial owner of the bonds other than a U.S. holder.

U.S. HOLDERS

  Payments of Interest

     Interest on a bond generally will be taxable to a U.S. holder as ordinary interest income at the time of receipt or accrual in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes. Special rules governing the treatment of interest paid with respect to bonds issued with original issue discount are described below.

  Original Issue Discount

     The following is a summary of the U.S. federal income tax consequences to U.S. holders of the purchase, ownership and disposition of bonds issued with original issue discount ("OID"). The following summary is based on sections 1271 through 1273 and section 1275 of the U.S. Internal Revenue Code of 1986, as amended, and on certain final regulations of the U.S. Department of Treasury issued in 1994 and 1996 (the "OID regulations") interpreting these provisions.

     General. A U.S. holder of a bond issued at a discount with a maturity of more than one year after the date of issue must include OID in income over the term of the bond regardless of such holder's regular method of tax accounting. The U.S. holder generally must include in gross income for the taxable year the sum of the daily portions of OID that accrue on the bond for each day during the year in which such holder held the bond. Accordingly, a U.S. holder will be required to include amounts attributable to OID in income before receiving cash attributable to that income.

     A bond has OID for U.S. federal income tax purposes to the extent that the bond's stated redemption price at maturity exceeds its issue price. The issue price of a bond generally is the initial offering price at which a substantial amount of the bonds is sold to the public (excluding bond houses, brokers or similar persons). The stated redemption price at maturity of a bond is the total of all payments due on the bond other than payments of "qualified stated interest." A bond is not treated as issued at a discount, however, if the discount is less than 1/4 of 1 percent of the bond's stated redemption price at maturity multiplied by the number of complete years to maturity ("de minimis OID"). A bond that bears interest for any accrual period at a rate below the rate for the remaining term of the bond (e.g., a bond with a "teaser rate") also will not be treated as issued at a discount solely on account of that feature if the foregone interest is less than 1/4 of 1 percent of the bond's adjusted stated redemption price multiplied by the number of complete years to maturity.

     Qualified stated interest is interest that is payable unconditionally in cash or in property (other than debt of the issuer) at least annually at either
(a) a single fixed rate that appropriately takes into account the length of the interval between payments or (b) certain variable rates.

     To determine the daily portions of OID, OID accruing during an accrual period is divided by the number of days in the period. Except as described below under "Variable Rate Bonds", the amount of OID accruing during an accrual period is determined by using a constant yield to maturity method. The accrued amount for any period is the excess of the product of the bond's adjusted issue price at the beginning of the accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted for the length of the accrual period) over the amount of any qualified stated interest payments allocable to the accrual period. The adjusted issue price of a bond at the beginning of any accrual period generally equals the issue price of the bond increased by the aggregate amount of OID that accrued on that bond in all prior accrual periods and reduced by the amount of payments in prior accrual periods other than payments of qualified stated interest. Under these rules, U.S. holders generally will have to include in income increasingly greater amounts of OID in successive accrual periods.

     A U.S. holder of a bond issued at a discount that purchases the bond for more than the bond's adjusted issue price but less than or equal to the bond's stated redemption price at maturity may reduce the daily portions of OID includible in gross income by daily portions of the acquisition premium paid for the bond.

     Variable Rate Bonds. Special rules apply to the U.S. holder of a bond that bears interest at certain types of variable rates. For these purposes, a variable rate bond is one that bears interest at the current values of (i) one or more "qualified floating rates," (ii) a single fixed rate followed by one or more qualified floating rates, (iii) a single "objective rate" or (iv) a single fixed rate and an objective rate that is a "qualified inverse floating rate". The current value of a rate referred to in the preceding sentence is the value of such rate on any day that is no earlier than 3 months prior to the first day on which that value is in effect and no later than 1 year following that first day. A qualified floating rate is any floating rate the variations in which reasonably can be expected to measure contemporaneous variations in the cost of newly-borrowed funds (e.g., LIBOR). Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate is a qualified floating rate if it is equal to either (i) the product of a qualified floating rate and a fixed multiple rate that is greater than 0.65 but not more than 1.35 or (ii) the product of a qualified floating rate and a fixed multiple rate that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate. In addition, under the OID regulations, two or more qualified floating rates with values within 25 basis points of each other (as determined on the variable rate bond's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum or minimum numerical limitation (i.e., a cap or floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID regulations unless such cap or floor is fixed throughout the term of the bond. An objective rate is any rate, other than a qualified floating rate, that is determined using a single fixed formula and that is based on objective financial or economic information and such information is not based on information within the issuer's control. A rate will not be considered an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the bond's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the bond's term. A qualified inverse floating rate is a fixed rate minus a qualified floating rate whose variations can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. A fixed rate for an initial period of less than one year followed by a qualified floating rate or an objective rate together constitute a single qualified floating rate or objective rate if the value of the qualified floating rate or objective rate on the issue date is intended to approximate the fixed rate. In addition, a combination of rates described in the preceding sentence will be conclusively presumed to constitute a single qualified floating rate or objective rate (as the case may be) if the value of the qualified floating rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points.

     In general, to compute the accrual of OID on a variable rate bond, the OID regulations convert the variable rate bond into a fixed rate debt instrument and then apply the general rules discussed above to the deemed fixed rate debt instrument. If a variable rate bond provides for stated interest at either a single qualified floating rate or objective rate that is unconditionally payable at least annually, (a) all stated interest with respect to the variable rate bond is treated as qualified stated interest and (b) the amount of qualified stated interest and the amount of OID, if any, that accrues during an accrual period is determined under the rules applicable to fixed rate debt instruments discussed above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date of the variable rate bond, of the qualified floating rate or the qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the variable rate bond.

     If the variable rate bond does not provide for stated interest as described in the preceding paragraph, to determine the amounts of interest and OID accruals an "equivalent fixed rate debt instrument" must be constructed. The equivalent fixed rate debt instrument has terms that are identical to those provided under the variable rate bond, except that the equivalent fixed rate debt instrument provides for fixed rate substitutes in lieu of the qualified floating rates or objective rate provided under the variable rate bond. The fixed rate substitute (a) for each qualified floating rate is the value of each such rate as of the issue date of the variable rate bond (with appropriate adjustment for any differences in intervals between interest adjustment dates),
(b) for a qualified inverse floating rate is the value of the qualified inverse floating rate as of the issue date of the variable rate bond and (c) for an objective rate (other than a qualified inverse floating rate) is a fixed rate that reflects the yield that is reasonably expected for the variable rate bond. The amounts of qualified stated interest and OID, if any, are determined for the equivalent fixed rate debt instrument under the rules applicable to fixed rate debt instruments as described above and are taken into account as if the holder of the bond held the equivalent fixed rate debt instrument. Qualified stated interest or OID allocable to an accrual period is increased (or decreased) if the interest actually accrued or paid during an accrual period exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument. This increase or decrease is an adjustment to qualified stated interest for the accrual period if the equivalent fixed rate debt instrument provides for qualified stated interest and the increase or decrease is reflected in the amount actually paid during the accrual period. Otherwise, this increase or decrease is an adjustment to OID for the accrual period. If the variable rate bond provides for interest at a qualified floating rate or qualified inverse floating rate and also provides for stated interest at a single fixed rate (other than a single fixed rate for an initial period of less than one year that is intended to approximate the value of the qualified floating or objective rate), in constructing the equivalent fixed rate debt instrument, a variable rate bond is treated as if it provided for a qualified floating rate (or qualified inverse floating rate, as the case may be) instead of the fixed rate, which qualified floating (or inverse floating) rate is that the variable rate bond would have the same fair market value as of its issue date. The foregoing rules do not apply, and a bond is treated as a contingent payment bond (defined below), if its issue price exceeds the total of noncontingent principal payments by more than the lesser of (i) the product of
 .015, the total noncontingent principal payments and the number of complete years to maturity (or a lesser amount if principal is payable in installments) or (ii) 15 percent of the total noncontingent principal payments, or if the bond bears interest at a rate other than a fixed rate or a permissable variable rate.

     Optional Redemption. For purposes of determining the yield and maturity of a bond, CFC will be presumed to exercise any right to redeem a bond before its stated maturity or to extend the maturity of a bond if exercise would reduce the yield on the bond. Likewise, the U.S. holder will be presumed to exercise any right to require the redemption of a bond or to extend the maturity of the bond if exercise would increase the yield on the bond. If the bond is not actually redeemed on the date when the option was presumed to have been exercised, the bond will be treated only for the purposes of determining OID as having been reissued at a price equal to that bond's adjusted issue price on that date.

     Short-Term Bonds. U.S. holders that do not use the accrual method of accounting for tax purposes generally will not be required to recognize OID on bonds maturing within one year of original issuance until they receive payments on the bonds. Taxpayers on the accrual method, regulated investment companies, common trust funds, and certain others, however, must accrue OID on short-term bonds on a straight-line basis unless they elect to accrue the discount on a constant yield basis with daily compounding. The OID on a short-term bond is the amount by which the total principal and interest payments on the bond exceed its issue price. U.S. holders may elect to include discount on such short-term bonds into income based on acquisition discount rather than OID. Acquisition discount is the excess of a bond's stated redemption price at maturity over the U.S. holder's basis in the bond.

     Gain recognized on the sale or exchange of a short-term bond by a U.S. holder that has not accrued discount on the bond will be ordinary income to the extent attributable to accrued interest and OID. This holder also must defer deductions for net interest expense on any borrowing attributable to the short-term bond until a corresponding amount of income is realized.

  Anti-Abuse Rule

     The Internal Revenue Service can apply or depart from the rules contained in the OID regulations as necessary or appropriate to achieve a reasonable result where a principal purpose in structuring a bond or applying the otherwise applicable rules is to achieve a result that is unreasonable in light of the purposes of the applicable statutes (which generally are intended to achieve the clear reflection of income for both sellers and purchasers of the bonds).

  Market Discount

     A U.S. holder that purchases a bond at a market discount generally will be required to treat payments other than qualified stated interest payments as ordinary income to the extent of the accrued market discount and to treat gain on the sale of the bond as ordinary income to the extent of the accrued market discount not previously included in income. See "Sale or Exchange of Bonds" below. Market discount is the amount by which the stated redemption price at maturity (or, in the case of a bond with OID, the revised issue price) exceeds the purchaser's basis in the bond immediately after acquisition. A bond is not treated as purchased at a market discount, however, if the discount is less than
 1/4 of 1 percent of the stated redemption price at maturity (or the revised issue price) multiplied by the number of complete years remaining to maturity ("de minimis market discount"). (The revised issue price of a bond is its initial issue price increased by the amount of OID includible in the gross income of previous holders.) Market discount on a bond will accrue, at the election of the holder, either ratably or at a constant yield to maturity. The U.S. holder may elect to take market discount into income as it accrues. This election applies to all debt instruments acquired in the tax year the election is made and thereafter, and may not be revoked without the consent of the Internal Revenue Service. Under certain circumstances, the U.S. holder may be required to defer deductions for interest expense attributable to debt incurred or continued to purchase a bond with market discount.

  Premium

     A U.S. holder that purchases a bond for more than its stated redemption price at maturity may elect to amortize the bond premium. If a U.S. holder makes such an election, the amount of interest on the bond otherwise to be included in the U.S. holder's income will be reduced each year by the amount of amortizable bond premium allocable to such year on a constant yield to maturity basis (except to the extent regulations may provide otherwise). Amortized bond premium will reduce the U.S. holder's basis in the bond. If the bond may be optionally redeemed after the U.S. holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of the bond premium until later in the term of the bond. An election to amortize bond premium will apply to certain other debt instruments that the U.S. holder acquired at a premium, and the election may have different tax consequences depending on when the debt instruments were issued or acquired. A U.S. holder should consult its tax adviser before making an election to amortize bond premium.

  Interest Election

     A U.S. holder may elect, in the taxable year in which the U.S. holder acquires a bond, to treat all interest on any bond as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. If a U.S. holder makes this election for a bond with market discount or amortizable bond premium, the election is treated as an election under the market discount or amortizable bond premium provisions, described above, and the electing U.S. holder will be required to amortize bond premium or include market discount in income currently for all of its other debt instruments with market discount or amortizable bond premium acquired during such tax year and in any subsequent tax year. The election, once made, may not be revoked without the consent of the Internal Revenue Service. U.S. holders should consult with their own tax advisers before making this election.

  Sale or Exchange of Bonds

     Except to the extent that gain or loss is attributable to accrued but unpaid interest or accrued market discount, a U.S. holder generally will recognize capital gain or loss upon a sale, exchange or complete retirement of a bond equal to the difference between the amount realized and the U.S. holder's adjusted basis in the bond. The gain or loss generally will be long-term if the bond has been held for more than one year. The adjusted basis of a bond generally will equal its initial cost increased by any original issue discount, market discount or acquisition discount with respect to the bond previously included in the U.S. holder's gross income and reduced by the payments previously received on the bond, other than payments of qualified stated interest, and by any amortized premium.

     The tax consequences of the partial redemption of a bond will depend upon the price at which the U.S. holder purchased the bond. A U.S. holder that purchased a bond at a de minimis market discount or purchased a bond for more than its revised issue price, but less than its principal amount, will recognize capital gain equal to the difference between the principal prepayment and the U.S. holder's adjusted basis in the prepaid portion of the bond. If a U.S. holder purchased a bond at a market discount, (i) the principal prepayment will be included in ordinary income to the extent of the accrued market discount (and it is possible that amounts allocable to unaccrued market discount allocable to the prepaid portion of the bond will be recognized as capital gain) and (ii) any principal prepayment exceeding the revised issue price allocable to the prepaid portion of the bond will be capital gain. If a U.S. holder purchased a bond for more than its stated principal amount and has not elected to amortize bond premium, the U.S. holder will recognize a capital loss equal to any amount by which the U.S. holder's adjusted basis in the prepaid portion of the bond exceeds the amount of the principal prepayment. If the U.S. holder has elected to amortize bond premium, all or part of such excess might be deductible as amortizable bond premium rather than as capital loss. Any capital gain or loss will be long-term if the bond has been held for more than one year. It is possible that capital gain realized by holders of one or more classes of bonds could be considered gain realized upon the disposition of property that was part of a "conversion transaction." A "conversion transaction" is any transaction in which substantially all of the expected return is attributable to the time value of the U.S. holder's net investment, if (i) the U.S. holder entered the contract to sell the bond substantially contemporaneously with acquiring the bond, (ii) the bond is part of a straddle, (iii) the bond is marketed or sold as producing capital gains, or (iv) the transaction is specified in certain Treasury regulations. If the sale or other disposition of the bond is part of a conversion transaction, all or any portion of the gain realized upon the sale or other disposition of the bonds would be treated as ordinary income instead of capital gain.

  Foreign Currency Bonds

     The tax treatment of bonds the interest or principal on which may be determined by reference to one or more foreign currencies will depend on the application of special rules to the particular terms of the bonds. The tax considerations relevant to these bonds will be described in an applicable prospectus supplement, and each prospective purchaser should consult its tax adviser about these matters.

  Contingent Payment Bonds

     The OID regulations contain special rules for determining the timing and amount of OID to be accrued in respect of bonds providing for one or more contingent payments. For this purpose, a bond is not a contingent payment bond if it (i) is a variable rate bond, (ii) provides for alternate payment schedules upon the occurrence of contingencies or (iii) is a foreign currency debt instrument. Under the OID regulations, U.S. holders generally would be required to take contingent interest payments on contingent payment bonds into income on a yield to maturity basis in accordance with a schedule of projected payments provided by CFC to U.S. holders and would make annual adjustments to income to account for the difference between actual payments received and projected payment amounts accrued. Any gain recognized by a U.S. holder on the sale, exchange or retirement of a contingent payment bond is ordinary income. Any loss recognized by a U.S. holder on the sale, exchange or retirement of a contingent payment bond is ordinary loss to the extent that the U.S. holder's total interest inclusions on the contingent payment bond exceed the total net negative adjustments the U.S. holder took into account as ordinary loss. Additional disclosure will be provided for in a prospectus supplement in connection with any offering of contingent payment bonds. Prospective purchasers should consult their own tax advisers regarding the OID regulations in connection with ownership of a bond that provides for contingent payments.

NON-U.S. HOLDERS

     Interest received by a Non-U.S. holder is exempt from U.S. federal income tax unless the holder actually or constructively owns at least 10% of the total combined voting power of the issuer's stock or the holder is for U.S. income tax purposes a controlled foreign corporation related to the issuer through stock ownership or is a bank receiving interest described in Section 881(c)(3)(A) of the Code. However, contingent interest paid to a Non-U.S. holder will be subject to a 30% tax (unless an applicable tax treaty eliminates or reduces the rate of the tax and the Non-U.S. holder complies with the requirements for obtaining that reduction or elimination of the tax). For this purpose, contingent interest is an amount of interest determined by reference to (i) receipts, sales, or other cash flows of the issuer or a related person (as defined in the code),
(ii) income or profits of the issuer or a related person, (iii) any change in the value of any property of the issuer or a related person, or (iv) any dividend, partnership distribution, or similar payment made by the issuer or a related person. To qualify for that exemption, a Non-U.S. holder must provide a statement signed under penalties of perjury certifying that the holder is not a U.S. person for U.S. tax purposes and providing the holder's name and address. In addition, the Treasury Department has recently issued regulations regarding the withholding and information reporting rules. In general, the new regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. However, the regulations would require in the case of bonds held by a foreign partnership that the certification requirement described above be provided by the partners rather than by the foreign partnership unless the partnership meets certain requirements and is authorized as a "withholding foreign partnership" by the IRS. A look-through rule would apply in the case of tiered partnerships. The regulations also generally require a Non-U.S. holder to provide a taxpayer identification number in order to claim a reduced rate of withholding pursuant to a treaty. The regulations are generally effective for payments made after December 31, 2000, subject to certain transition rules. Gain from the sale or other disposition of a bond by a Non-U.S. holder is not subject to U.S. federal income tax unless the Non-U.S. holder is an individual who is present in the United States for at least 183 days during the taxable year of the disposition and certain other conditions are met.

     Bonds held by a Non-U.S. holder will not be includible in the estate of the holders for U.S. federal estate tax purposes unless the holder actually or constructively owns at least 10% of the total combined voting power of the issuer's stock or, at the time of the holder's death, payments in respect of the bonds would have been effectively connected with the conduct by the individual of a trade or business in the U.S.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     A 31% backup withholding of federal income tax and certain information reporting requirements may apply to certain payments made on the bonds and to the proceeds from the disposition of a bond if the holder is not a corporation, a financial institution or otherwise entitled to an exemption. U.S. holders that provide a correct taxpayer identification number and Non-U.S. holders that provide the statement described above to establish an exemption from withholding tax generally are exempt from backup withholding. Amounts withheld under the backup withholding rules can be claimed as a refund or taken as a credit against the holder's U.S. federal income tax liability on a properly filed annual income tax return.

                              PLAN OF DISTRIBUTION

     Bonds of any series may be purchased to be reoffered to the public through underwriting syndicates led by Lehman Brothers Inc. or other underwriters. The underwriters with respect to an underwritten offering of bonds are named in the prospectus supplement relating to the offering. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase bonds will be subject to conditions precedent and each of the underwriters with respect to a sale of bonds will be obligated to purchase all of its bonds if any are purchased. The initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers set forth in the prospectus supplement may change from time to time.

     The place and time of delivery for the offered bonds in respect of which this prospectus is delivered will be set forth in the prospectus supplement.

     CFC has agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended.

     Each underwriter, dealer and agent participating in the distribution of any offered bonds which are issuable in bearer form will agree that it will not offer, sell or deliver, directly or indirectly, offered bonds in bearer form in the United States or its possessions or to United States persons (other than qualifying financial institutions) in connection with the original issuance of the offered bonds. See "LIMITATIONS ON ISSUANCE OF BEARER BONDS".

     The offered bonds may not be offered or sold directly or indirectly in Great Britain other than to persons whose ordinary business it is to buy or sell shares or debentures (except in circumstances which do not constitute an offer to the public within the meaning of the Companies Act of 1985), and this prospectus and any prospectus supplement or any other offering material relating to the offered bonds may not be distributed in or from Great Britain other than to persons whose business involves the acquisition and disposal, or the holding, of securities whether as principal or as agent.

     Certain of the underwriters or agents and their associates may engage in transactions with and perform services for CFC in the ordinary course of business.

     In connection with the offering of bonds, the underwriters may purchase and sell the bonds in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the underwriters in connection with the offering. Stabilizing transactions consist of bids or purchases for the purpose of preventing or retarding a decline in the market price of the bonds, and short positions created by the underwriters involve the sale by the underwriters of a greater aggregate principal amount of bonds than they are required to purchase from CFC. The underwriters also may impose a penalty bid, under which selling concessions allowed to broker-dealers in respect of the bonds sold in the offering may be reclaimed by the underwriters if those bonds are repurchased by the underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the bonds, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

                                 LEGAL OPINIONS

     The validity of the bonds offered hereby will be passed upon for CFC by Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, New York, and for the underwriters, if any, by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, New York. Certain tax matters relating to the bond will be passed upon for CFC by Hunton & Williams, 200 Park Avenue, New York, New York, special tax counsel to CFC.

                                    EXPERTS

     The audited financial statements included in CFC's Annual Report on Form 10-K for the year ended May 31, 1999, incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

                                    PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses in connection with the issuance and distribution of the securities covered hereby, other than underwriting commissions, are, subject to further contingencies, estimated as follows:

Registration statement filing fee...........................    $264,000
Printing....................................................      50,000
Legal fees and expenses.....................................     100,000
Blue sky fees and expenses..................................      15,000
Accounting fees.............................................      13,000
Fees of trustee.............................................      45,000
Fees of rating agencies.....................................     100,000
Miscellaneous...............................................      10,000
                                                                --------
          Total.............................................    $597,000
                                                                ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 29-1104(9) of the District of Columbia Cooperative Association Act provides that an association such as the Registrant shall have the capacity "to exercise . . . any power granted to ordinary business corporations, save those powers inconsistent with this chapter." Section 29-304(16) of the District of Columbia Business Corporation Act permits any corporation:

To indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action, suit, or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit, or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any bylaw, agreement, vote of stockholders, or otherwise.

The Board of Directors of CFC has resolved to indemnify all CFC directors, officers and employees in accordance with the terms of the first sentence of
Section 29-304(16). The bylaws of CFC also provide for indemnification of all CFC directors, officers and employees as set forth above.

ITEM 16. LIST OF EXHIBITS

 1    --   Form of Underwriting Agreement to be used in connection with bonds. Incorporated by reference to Exhibit 1 to the
           registration statement on Form S-3 filed by CFC on April 20,
           1995 (Registration No. 33-56065).
 4.1  --   Indenture, dated as of February 15, 1994, between CFC and
           U.S. Bank, as trustee. Incorporated by reference to Exhibit
           4 to Post-Effective Amendment No. 1 to registration
           statement on Form S-3 filed by CFC on February 15, 1994
           (Registration No. 33-35261).
 4.2  --   First Supplemental Indenture, dated as of September 16,
           1994, between CFC and U.S. Bank, as trustee. Incorporated by reference to Exhibit 4 to the current report on Form 8-K
           filed by CFC on September 16, 1994.
 5    --   Opinion and consent of Milbank, Tweed, Hadley & McCloy LLP.
 8    --   Opinion and consent of Hunton & Williams.
12    --   Schedule of computation of ratio of margins to fixed
           charges.
23.1  --   Consent of Arthur Andersen LLP.
23.2  --   Consent of Milbank, Tweed, Hadley & McCloy LLP. Included as
           part of Exhibit 5.

23.3  --   Consent of Hunton & Williams. Included as part of Exhibit 8.
24    --   Power of Attorney (included on signature pages).
25    --   Form T-1 Statement of Eligibility and Qualification under
           the Trust Indenture Act of 1939 of U.S. Bank, as trustee.
           Incorporated by reference to Exhibit 25 to the Registration
           Statement on Form S-3 filed by CFC on April 20, 1995
           (Registration No. 33-56065).

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (other than as provided in the proviso and instructions to Item 512(a) of Regulation S-K):

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

THE REGISTRANT AND EACH PERSON WHOSE ORIGINAL SIGNATURE APPEARS BELOW HEREBY AUTHORIZES EACH OF SHELDON C. PETERSEN, STEVEN L. LILLY AND JOHN JAY LIST (THE "AGENTS") TO FILE ONE OR MORE AMENDMENTS (INCLUDING POST-EFFECTIVE AMENDMENTS) TO THE REGISTRATION STATEMENT WHICH AMENDMENTS MAY MAKE SUCH CHANGES IN THE REGISTRATION STATEMENT AS SUCH AGENT DEEMS APPROPRIATE AND THE REGISTRANT AND EACH SUCH PERSON HEREBY APPOINTS EACH SUCH AGENT AS ATTORNEY-IN-FACT TO EXECUTE IN THE NAME AND ON BEHALF OF THE REGISTRANT AND EACH SUCH PERSON, INDIVIDUALLY AND IN EACH CAPACITY STATED BELOW, ANY SUCH AMENDMENTS TO THE REGISTRATION STATEMENT.

                                   SIGNATURES

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE COUNTY OF FAIRFAX, COMMONWEALTH OF VIRGINIA, ON THE 31ST DAY OF MAY, 2000.

                                          NATIONAL RURAL UTILITIES
                                            COOPERATIVE FINANCE CORPORATION

                                          By:    /s/ SHELDON C. PETERSEN
                                            ------------------------------------
                                                    SHELDON C. PETERSEN
                                            Governor and Chief Executive Officer

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                   SIGNATURE                                    TITLE                          DATE
                   ---------                                    -----                          ----
            /s/ SHELDON C. PETERSEN                       Governor and Chief
------------------------------------------------          Executive Officer
              SHELDON C. PETERSEN

              /s/ STEVEN L. LILLY                  Senior Vice President and Chief
------------------------------------------------          Financial Officer
                STEVEN L. LILLY

             /s/ STEVEN L. SLEPIAN                      Controller (Principal
------------------------------------------------         Accounting Officer)
               STEVEN L. SLEPIAN

                 /s/ BENSON HAM                         President and Director
------------------------------------------------
                   BENSON HAM

              /s/ R.B. SLOAN, JR.                    Vice President and Director
------------------------------------------------
                R.B. SLOAN, JR.

               /s/ WADE R. HENSEL                  Secretary-Treasurer and Director
------------------------------------------------
                 WADE R. HENSEL

              /s/ JAMES M. ANDREW                              Director
------------------------------------------------
                JAMES M. ANDREW

                                                               May 31, 2000

                   SIGNATURE                                    TITLE                          DATE
                   ---------                                    -----                          ----

              /s/ ROBERT A. CAUDLE                             Director
------------------------------------------------
                ROBERT A. CAUDLE

                /s/ JAMES DUNCAN                               Director
------------------------------------------------
                  JAMES DUNCAN

               /s/ GLENN ENGLISH                               Director
------------------------------------------------
                 GLENN ENGLISH

              /s/ ALDEN J. FLAKOLL                             Director
------------------------------------------------
                ALDEN J. FLAKOLL

             /s/ JAMES A. HUDELSON                             Director
------------------------------------------------
               JAMES A. HUDELSON

              /s/ KENNETH KRUEGER                              Director
------------------------------------------------
                KENNETH KRUEGER

             /s/ STEPHEN R. LOUDER                             Director
------------------------------------------------
               STEPHEN R. LOUDER

                /s/ EUGENE MEIER                               Director
------------------------------------------------
                  EUGENE MEIER

              /s/ R. LAYNE MORRILL                             Director
------------------------------------------------
                R. LAYNE MORRILL

              /s/ ROBERT J. OCCHI                              Director
------------------------------------------------
                ROBERT J. OCCHI

             /s/ CLIFTON M. PIGOTT                             Director
------------------------------------------------
               CLIFTON M. PIGOTT

               /s/ TIMOTHY REEVES                              Director
------------------------------------------------
                 TIMOTHY REEVES

             /s/ BRIAN D. SCHLAGEL                             Director
------------------------------------------------
               BRIAN D. SCHLAGEL

            /s/ THOMAS W. STEVENSON                            Director
------------------------------------------------
              THOMAS W. STEVENSON

            /s/ CLIFFORD G. STEWART                            Director
------------------------------------------------
              CLIFFORD G. STEWART

               /s/ ROBERT STROUP                               Director
------------------------------------------------
                 ROBERT STROUP

               /s/ ROBERT C. WADE                              Director
------------------------------------------------
                 ROBERT C. WADE

              /s/ ELDWIN A. WIXSON                             Director
------------------------------------------------
                ELDWIN A. WIXSON

                                                               May 31, 2000

                               INDEX TO EXHIBITS

                                                                                      SEQUENTIALLY
       EXHIBIT                                                                          NUMBERED
       NUMBER                                     EXHIBITS                                PAGE
       -------                                    --------                            ------------
            1           -- Form of Underwriting Agreement to be used in connection with bonds. Incorporated by reference to Exhibit 1 to the
                           registration statement on Form S-3 filed by CFC on April
                           20, 1995 (Registration No. 33-56065).
            4.1         -- Indenture, dated as of February 15, 1994, between CFC and
                           U.S. Bank, as trustee. Incorporated by reference to
                           Exhibit 4 to Post-Effective Amendment No. 1 to
                           Registration Statement on Form S-3 filed by CFC on
                           February 15, 1994 (Registration No. 33-35261).
            4.2         -- First Supplemental Indenture, dated as of September 16,
                           1994, between CFC and U.S. Bank, as trustee. Incorporated
                           by reference to Exhibit 4 to the current report on Form
                           8-K filed by CFC on September 16, 1994.
            5           -- Opinion and consent of Milbank, Tweed, Hadley & McCloy
                           LLP.
            8           -- Opinion and consent of Hunton & Williams.
           12           -- Schedule of computation of ratio of margins to fixed
                           charges.
           23.1         -- Consent of Arthur Andersen LLP.
           23.2         -- Consent of Milbank, Tweed, Hadley & McCloy LLP. Included
                           as part of Exhibit 5.
           23.3         -- Consent of Hunton & Williams. Included as part of Exhibit
                           8.
           24           -- Power of Attorney (included on signature pages).
           25           -- Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of U.S. Bank, as Trustee.
                           Incorporated by reference to Exhibit 25 to the
                           registration statement on Form S-3 filed by CFC on April
                           20, 1995 (Registration No. 33-56065).